Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Current Report on Form 8-K of General Maritime Corporation (formerly Galileo Holding Corporation) dated December 16, 2008 of our reports dated February 29, 2008 related to the consolidated financial statements of General Maritime Subsidiary Corporation (formerly General Maritime Corporation) and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2007 and incorporated by reference in Registration Statement No. 333-153247 on Form S-4 of Galileo Holding Corporation under the Securities Act of 1933.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

New York, New York
December 16, 2008